Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-90847, 33-33620, 333-56904, 333-66898, 333-142132, and 333-106852) of our reports dated March 30, 2007, except as to note 2 as to which the date is March 17, 2008, with respect to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules I and II, and of our report dated March 30, 2007, except for the second, third, fourth, sixth, seventh and eight paragraphs of Managements Report on Internal Control (as restated) as to which the date is March 17, 2008, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K/A of Westmoreland Coal Company.
Our audit report dated March 30, 2007, except as to note 2 as to which the date is March 17, 2008, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, and a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our audit report refers to a change in the method for accounting and reporting for share-based payments effective January 1, 2006, the method of accounting for deferred overburden removal costs effective January 1, 2006, the method of accounting for pension and other postretirement benefits effective December 31, 2006, and the method of quantifying misstatements effective January 1, 2006. Our report also refers to a change in the method of accounting for workers’ compensation benefits effective January 1, 2005.
As discussed in note 2, the Company has restated its consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006.
Our report dated March 30, 2007, except as to the fourth, fifth, sixth, and seventh paragraphs of management’s report on internal control over financial reporting (as restated), which are as of March 17, 2008, which expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria, contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management’s assessment as of December 31, 2006:
•	The Company did not maintain adequate controls for the testing, verification and review of electronic spreadsheets that impact the Company’s financial reporting. This resulted in an ineffective review of the assumptions used and the data input into the electronic spreadsheets and errors in the Company’s asset retirement costs and asset retirement obligations. As a result, the Company’s asset retirement costs and asset retirement obligations contained errors that were material. These errors were corrected prior to the issuance of the Company’s 2006 consolidated financial statements. This also resulted in an ineffective review of the assumptions used and the data input into the electronic spreadsheets used to prepare the company’s income tax accrual. As a result, the Company’s accrued state income tax liabilities contained errors that were material, resulting in the restatement of the Company’s 2006 consolidated financial statements.
•	The Company did not maintain adequate controls to ensure the completeness and accuracy of the census data used to calculate the Company’s postretirement medical benefit liabilities. As a result, the Company’s postretirement medical benefit liabilities contained errors that were material, resulting in restatement of the Company’s 2006, 2005, and 2004 consolidated financial statements.
•	The Company did not maintain policies, procedures and controls that were adequate to account for its Performance Unit Plan under generally accepted accounting principles for stock based compensation.

KPMG LLP

Denver, Colorado
March 17, 2008

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